Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS A LOSS

FOR THE FOURTH QUARTER OF 2008

Midlothian, Virginia, February 20, 2009. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the fourth quarter of 2008. For the three months ended December 31, 2008 the Company had a net loss of $(23,000) or $(0.01) per fully diluted share, compared to net income of $205,000 or $0.08 per fully diluted share for the same period in 2007. Earnings for the year ended December 31, 2008 amounted to $468,000 or $0.16 per fully diluted share, compared to earnings of $1,001,000 or $0.37 per fully diluted share for the same period in 2007. This represents declines of 111% and 53% in earnings for the three months and year ended December 31, 2008 when compared with the same periods in 2007.

Thomas W. Winfree, President and Chief Executive Officer, commented, “The banking industry as well as the general economy continued to be depressed during the fourth quarter of 2008. This has affected the ability of some of our loan customers to repay us and, as a result, we increased our allowance for loan losses as a percentage of net loans outstanding from 1.13% at September 30, 2008 to 1.29% at December 31, 2008. This resulted in the largest quarterly provision for loan losses ever recorded by the Company of $744,000. While this increased provision for loan losses was a major contributor to the fourth quarter loss, we believe that it was prudent given the current economic uncertainties affecting our borrowers.

On a positive note, I am pleased that we were profitable for the year given the depressed economy both nationally and locally, especially after recording provisions for loan losses in excess of $2 million to ensure we had adequate provision for expected losses on our loan portfolio. In addition, the Company and Village Bank are well capitalized at December 31, 2008 and we have adequate liquidity to meet our obligations. This will allow us to face the significant challenges of 2009 with confidence.”

Net Interest Income and Net Interest Margin

Net interest income for the three months ended December 31, 2008 was $4,033,000, an increase of $919,000, or 29%, over net interest income of $3,114,000 for the same period in 2007. Net interest income for the year ended December 31, 2008 was $13,102,000, an increase of $1,244,000, or 10%, over $11,858,000 in net interest income for the same period in 2007. These increases in net interest income are attributable to the merger with River City Bank that was effective October 1, 2008 and growth of our loan portfolio, from $323,874,000 at December 31, 2007 to $464,663,000 at December 31, 2008.

However, while net interest income increased as a result of the acquisition of River City Bank and growth of the loan portfolio, it was negatively impacted by a declining net interest margin. Our net interest margin has declined over the last two years as indicated in the following table:

	Net Interest Margin
	For the
	Fourth
	Quarter	Year

2008	3.13%	3.25%
2007	3.64%	3.80%
2006	4.27%	4.48%

Margin compression from declining interest rates over the last two years has been the single largest factor in our decline in profitability over that period. As interest rates have been reduced by the Federal Reserve over the last eighteen months in reaction to the declining economy, our margin has been compressed as deposits generally do not reprice as quickly as loans.

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $744,000 for the three months ended December 31, 2008 compared to $376,000 for the same period in 2007. Provisions for loan losses for the year ended December 31, 2008 were $2,006,000 compared to $1,187,000 for 2007. The increases in the provisions for loan losses in 2008 when compared to 2007 reflect a higher level of problem loans, management’s concern about the uncertainty in the economy, and the current nationwide credit crisis.

Nonperforming assets consisting of nonaccrual loans and other real estate owned for the indicated periods is as follows:

	December 31,	September 30,	%
	2008	2008	Increase

Nonaccrual loans
Number	36	24
Amount	$8,528	$5,041	69.17%
Other real estate owned	2,932	1,607	82.45%

	$11,460	$6,648	72.38%

Percentage of total assets	2.06%	1.65%

The increase in nonperforming assets in the fourth quarter of 2008 reflects the continued decline in the economy and related stress on our lending relationships. In addition, the loan portfolio obtained in the merger with River City Bank effective October 1, 2008 added nonperforming assets of $1,645,000 at December 31, 2008. Our approach to troubled lending relationships is to work with the borrower to the extent possible and still adhere to strong credit management guidelines. If the economy continues to be depressed at the levels we have experienced in the latter part of 2008 and into 2009, nonperforming assets could continue to increase.

As disclosed previously, during the second quarter of 2008 the Bank foreclosed upon real estate assets valued at $1,160,000, taking a pretax charge to income of $454,000, as a result of fraudulent activity by one borrower which was believed to be recoverable through insurance coverage. In the fourth quarter of 2008, we received insurance proceeds of $391,000 related to this loss.

In addition to the nonperforming assets at September 30, 2008, there were forty-three loans past due 90 days or more and still accruing interest totaling $6,197,000. We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values. However, economic circumstances related to specific credit relationships are changing which may impact our assessments of collectibility.

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	Dec. 31,	Sept. 30,	June 30,	March 31,
	2008	2008	2008	2008

Loans 90+ days past due	$6,197	$2,522	$1,984	$1,623

Nonaccrual loans	$8,528	$5,041	$4,621	$6,835

Other real estate owned	$2,932	$1,607	$1,833	$385

Allowance for loan losses
Beginning balance	$3,853	$3,499	$3,509	$3,469
Provision for loan losses	744	515	498	249
River City Bank acquisition	2,404	-	-	-
Charge-offs	(1,337)	(163)	(534)	(209)
Recoveries	395	2	26	-
Ending balance	$6,059	$3,853	$3,499	$3,509

Ratios
Allowance for loan losses to
Loans, net of unearned income	1.29%	1.13%	1.02%	1.01%
Nonaccrual loans	71.05%	76.43%	75.72%	51.34%
Nonperforming assets to total assets	2.06%	1.65%	1.66%	1.85%

Noninterest Income

Noninterest income increased significantly from $666,000 for the three months ended December 31, 2007 to $1,240,000 for the same period in 2008, an increase of $574,000, or 86%. This increase in noninterest income is a result of higher gains on loan sales and fees from increased loan production by our mortgage banking subsidiary as well as higher service charges and fees from our branch network. We completed our merger with River City Bank effective October 1, 2008 which added four branches to our network.

Noninterest Expense

Noninterest expense increased by $1,471,000 from the fourth quarter of 2007 to the fourth quarter of 2008. This increase was primarily due to the acquisition of River City Bank whose operations were combined with the Bank’s on October 1, 2008. The largest increases in noninterest expense occurred in salaries and benefits of $631,000, occupancy costs of $187,000, data processing costs of $96,000, loan underwriting costs of $135,000, audit and accounting costs of $73,000 and the FDIC insurance assessment of $45,000.

Consolidated Assets

Total assets increased $153,783,000, or 37%, to $572,408,000 at December 31, 2008 from $418,625,000 at September 30, 2008. This increase in total assets was attributable primarily to the acquisition of River City Bank on October 31, 2008.

Equity

Consolidated stockholders’ equity totaled $46,163,000 at December 31, 2008, which represented a book value of $10.91 per share.

During the third quarter of 2008, the Company took steps to increase the capital positions of both the Company and the Bank in connection with its planned merger with River City Bank. Such actions were taken, in part, to allow the FDIC to consider the merger application on an expedited/delegated basis. In that regard, the Company issued 59,885 shares of common stock and received proceeds of $500,000 as a result of the exercise of previously issued options to its directors. In addition, the Company obtained a loan for $2,250,000 of which it contributed $2,000,000 to the Bank as a capital contribution. And lastly, the Company issued 106,250 shares of common stock to the Company’s largest shareholder for proceeds of $850,000. As a result of these actions, the Company and its subsidiary bank are well-capitalized at December 31, 2008.

Mr. Winfree concluded. “We all recognize that we are in the midst of a significantly depressed economic environment and we do not see any real improvement coming until after 2009. Accordingly, we believe that compressed interest rate margins and asset quality concerns will continue to negatively impact profitability throughout 2009. Given these concerns, we believed that it was prudent to apply for capital funds under the United States Treasury Department’s Troubled Asset Relief Program (“TARP”) and submitted our application for the maximum allowed to us under TARP of $14.5 million on October 30, 2008. However, we continue to evaluate our participation in TARP, if approved, and to assess other sources of capital. Regardless of whether we conclude to accept TARP funds, if approved, or to seek other sources of capital, we intend to take the necessary steps to remain a well capitalized financial institution.”

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices, with three currently operating as River City Bank. Village Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of merger with River City Bank, including future financial and operating results, and accretion to reported earnings that may be realized from the merger; (ii) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (iii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Village Bank and River City Bank may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) adverse governmental or regulatory policies may be enacted; (5) the interest rate environment may compress margins and adversely affect net interest income; (6) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (7) competition from other financial services companies in the Company’s markets could adversely affect operations; (8) an economic slowdown could adversely affect credit quality and loan originations; and (9) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	December 31,
	2008	2007

Balance Sheet Data
Total assets	$572,408	$393,264
Investment securities	24,299	13,711
Loans held for sale	4,326	3,490
Loans, net	464,663	323,874
Deposits	466,232	339,297
Borrowings	57,727	24,737
Stockholders' equity	46,163	26,893
Book value per share	$10.91	$10.44
Total shares outstanding	4,229,372	2,575,985

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	1.29%	1.06%
Nonaccrual loans	71.05%	134.20%
Nonperforming assets to total assets	2.06%	0.73%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)
Selected Operating Data
Interest income	$8,719	$7,020	$29,072	$25,665
Interest expense	4,686	3,906	15,970	13,807
Net interest income before
provision for loan losses	4,033	3,114	13,102	11,858
Provision for loan losses	744	376	2,006	1,187
Noninterest income	1,240	666	4,185	2,667
Noninterest expense	4,564	3,093	14,572	11,821
Income tax expense (benefit)	(12)	106	241	516
Net income	(23)	205	468	1,001
Income per share
Basic	$(0.01)	$0.08	$0.16	$0.39
Diluted	$(0.01)	$0.08	$0.16	$0.37

Performance Ratios
Return on average assets	-0.02%	0.22%	0.14%	0.30%
Return on average equity	-0.20%	3.01%	2.01%	3.76%
Net interest margin	3.15%	3.64%	4.79%	3.81%
Efficiency	86.56%	81.72%	84.30%	81.31%

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